Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Dura Automotive Systems, Inc. on Form S-3 of our reports dated March 24, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of Dura Automotive Systems, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 20, 2004